EX-99.h.1.ii

AMENDMENT NO. 7 TO
SCHEDULE A

DELAWARE GROUP EQUITY FUNDS IV

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF DECEMBER 31, 2024

Macquarie Healthcare Fund (formerly, Delaware Healthcare Fund)	Effective as of April 19, 2001
Macquarie Growth and Income Fund (formerly, Delaware Growth and Income Fund)	Effective as of October 4, 2019
Macquarie Opportunity Fund (formerly, Delaware Opportunity Fund)	Effective as of October 4, 2019
AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY	DELAWARE GROUP EQUITY FUNDS IV for its series set forth in this Schedule A
By:	/s/Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and	Title:	President and Chief Executive Officer
Global Head of Fund Services